THE HUNTINGTON FUNDS

HUNTINGTON VA FUNDS

CODE OF ETHICS

Effective November 4, 2004, amended as of May 4, 2006

1.	Statement of General Fiduciary Principles

This Code of Ethics is based on the principles that (i) Access Persons (as such term is hereinafter defined) owe a fiduciary duty to, among others, the shareholders of The Huntington Funds and Huntington VA Funds (collectively, the “Funds”) to conduct their personal transactions in Covered Securities in a manner which neither interferes with the Funds’ portfolio transactions nor otherwise takes unfair or inappropriate advantage of an Access Person’s relationship to the Funds; (ii) in complying with this fiduciary duty, Access Persons owe shareholders the highest duty of trust and fair dealing; and (iii) Access Persons must, in all instances, place the interests of the shareholders of the Funds ahead of the Access Person’s own personal interests or the interests of others. For example, in order to avoid the appearance of conflict from a personal transaction in a Covered Security, the failure to recommend that Covered Security to, or the failure to purchase that Covered Security for the Funds may be considered a violation of this Code.

Access Persons must adhere to these general fiduciary principles and comply with the specific provisions of this Code. Technical compliance with the terms of this Code will not automatically insulate an Access Person from scrutiny in instances where the personal transactions in a Covered Security undertaken by such Access Person show a pattern of abuse of such Access Person’s fiduciary duty to the Funds and their shareholders or a failure to adhere to these general fiduciary principles.

2.	Definitions

For purposes of compliance with the Code, an “Access Person,” “Advisory Person” or “Investment Personnel” of the Funds is not required to comply with the provisions of this Code if such person is separately subject to, and complies with, a code of ethics of the Fund’s adviser, subadviser, principal underwriter or contractual service provider that has adopted a written code of ethics containing provisions reasonably designed to prevent such person from engaging in any conduct prohibited by Rule 17j-1 under the “1940 Act” and requiring such person to comply with reporting, preapproval and recordkeeping provisions of such rule.

(a)	“Funds” means, collectively, “The Huntington Funds”, “Huntington VA Funds” and any of their series or portfolios.

(b)

“Access Person” means: (i) any director, trustee, officer, general partner, or Advisory Person of the Funds or of the investment adviser of the Funds; ; and (ii) any director, officer or general partner of the principal underwriter of the Funds who, in the ordinary course of business, makes, participates in or obtains information regarding, the purchase or sale of Covered Securities by the Funds for which the principal underwriter acts, or whose functions or duties in the ordinary course of business relate to the making of any recommendation to the Funds regarding the purchase or sale of Covered Securities.

(c)	The “1940 Act” means the Investment Company Act of 1940, as amended.

(d)	“Advisory Person” means (i) any director, officer, general partner or employee of either the Funds or the investment adviser of the Funds or of any company in a control relationship to the Funds or the investment adviser of the Funds, who, in connection with his or her regular functions or duties, makes, participates in, or normally obtains information regarding, the purchase or sale of a Covered Security by the Funds, or whose functions relate to the making of any recommendations with respect to such purchases or sales; and (ii) any natural person in a control relationship to the Funds or the investment adviser of the Funds who normally obtains information concerning recommendations made to the Funds with regard to the purchase or sale of Covered Securities by the Funds.

(e)	A Covered Security is “being considered for purchase or sale” when a recommendation to purchase or sell a Covered Security has been made and communicated by the investment adviser of the Funds and, with respect to the person making the recommendation, when such person seriously considers making such a recommendation.

(f)	“Beneficial ownership” shall be interpreted in the same manner as it would be in determining whether a person is subject to the provisions of Section 16 of the Securities Exchange Act of 1934, and the rules and regulations thereunder, except that the determination of direct or indirect beneficial ownership shall apply to all Covered Securities which an Access Person has or acquires. As a general matter, “beneficial ownership” will be attributed to an Access Person in all instances where the Access Person (i) possesses the ability to purchase or sell the Covered Securities (or the ability to direct the disposition of the Covered Securities); (ii) possesses voting power (including the power to vote or to direct the voting) over such Covered Securities; or (iii) receives any benefits substantially equivalent to those of ownership.

(g)	“Control” shall have the same meaning as that set forth in Section 2(a)(9) of the 1940 Act.

(h)	“Disinterested Trustee” means a trustee of the Funds who is not an “interested person” of the Funds within the meaning of Section 2(a)(19) of the 1940 Act.

(i)	“Purchase or sale of a Covered Security” includes, among other things, the writing of an option to purchase or sell a Covered Security.

(j)	“Investment Personnel” are: (i) employees of the Funds or the investment adviser of the Funds (or any company in a control relationship to the Funds or the investment adviser) who, in connection with their regular functions or duties, make or participate in making recommendations regarding the purchase or sale of Covered Securities by the Funds; and (ii) any natural person who controls the Funds or the investment adviser of the Funds and who obtains information concerning recommendations made to the Funds regarding the purchase or sale of Covered Securities by the Funds. As the context requires, “Investment Personnel” may refer to one or more person(s).

(k)	“Covered Security” means a security as defined in Section 2(a)(36) of the 1940 Act, except that it does not include direct obligations of the Government of the United States, bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements, and shares issued by registered open-end investment companies (other than shares issued by exchange traded funds).

(l)	“Public Company” means an entity subject to the reporting requirements of sections 13 and 15(d) of the Securities Exchange Act of 1934 the Securities Exchange Act of 1934.

(m)	“Secretary” means the Secretary of the Funds.

(n)	“Initial Public Offering” means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of sections 13 and 15(d) of the Securities Exchange Act of 1934.

(o)	“Limited Offering” means an offering that is exempt from registration under the Securities Act of 1933 pursuant to section 4(2) or section 4(6) or pursuant to rule 504, rule 505, or rule 506 under the Securities Act of 1933.

(p)	Automatic Investment Plan means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An Automatic Investment Plan includes a dividend investment plan.

3.	Prohibited Transactions and Activities

(a)	No Access Person, other than a Disinterested Trustee, shall purchase or sell, directly or indirectly, any Covered Security in which he or she has, or by reason of such transaction acquires, a direct or indirect beneficial ownership interest and which he or she knows, or should have known, at the time of such purchase or sale:

(i)	is being considered for purchase or sale by the Funds; or

(ii)	is being purchased or sold by the Funds.

(b)	Inducing or causing the Funds to take action or to fail to take action, for the purpose of achieving a personal benefit, rather than for the benefit of the Funds, is a violation of this Code. Examples of this would include causing the Funds to purchase a Covered Security owned by the Access Person for the purpose of supporting or driving up the price of the Covered Security, and causing the Funds to refrain from selling a Covered Security in an attempt to protect the value of the Access Person’s investment, such as an outstanding option.

(c)	Using knowledge of the portfolio transactions of the Funds to profit by the market effect of such transactions is a violation of this Code. One test which will be applied in determining whether this prohibition has been violated will be to review the Covered Securities transactions of Access Persons for patterns. However, it is important to note that a violation could result from a single transaction if the circumstances warranted a finding that the provisions of Section 1 of this Code have been violated.

(d)	All Investment Personnel are prohibited from acquiring any Covered Securities distributed in an Initial Public Offering, or for a period of five business days following the commencement of the Initial Public Offering of such Covered Securities.

(e)	All Investment Personnel are prohibited from acquiring Covered Securities for their personal accounts distributed in a Limited Offering, without the express prior approval of a designated officer of the investment adviser of the Funds (or his or her designee). In instances where Investment Personnel, after receiving prior approval, acquire a Covered Security in a Limited Offering, the Investment Personnel have an affirmative obligation to disclose this investment to the designated officer of the investment adviser of the Funds (or his or her designee) if the Investment Personnel participate in any subsequent consideration of any potential investment, by the Funds, in the issuer of those Covered Securities. A decision by the Funds to purchase Covered Securities of such an issuer (following a purchase by Investment Personnel in an approved personal transaction) will be subject to an independent review by the designated officer of the investment adviser of the Funds (or his or her designee) so long as the person conducting such review has no personal interest in the issuer.

(f)	All Investment Personnel are prohibited from executing a personal transaction in any Covered Security approved for purchase by the Funds or held in the Funds (including transactions in pension or profit-sharing plans where the Access Person retains investment discretion), without express prior approval of a designated officer of the investment adviser of the Funds (or his or her designee).

(g)	All Investment Personnel are prohibited from executing a personal transaction in any Covered Security on a day during which any portfolio of the Funds has a pending “buy” or “sell” order for that Covered Security, until such order is either executed or withdrawn. All portfolio managers for the Funds are prohibited from purchasing or selling any Covered Security within seven (7) calendar days before and after the Funds purchase or sell the same Covered Security. If a transaction is undertaken in violation of this prohibition, it will either be required to be unwound, or the profits realized on such transaction within the proscribed periods (either while the Funds have an open order, or within the 7-day blackout period) will be required to be disgorged to an entity specified by the designated officer of the investment adviser of the Funds or his or her designee, and the Access Person may be subject to disciplinary action.

(h)	All Investment Personnel are prohibited from profiting in the purchase and sale, or sale and purchase, of the same (or equivalent) Covered Securities which are also held in a portfolio of the Funds within 60 calendar days. If a transaction is undertaken in violation of this prohibition, it will either be required to be unwound, or the profits realized on such short-term trades will be required to be disgorged to an entity specified by a designated officer of the investment adviser of the Funds or his or her designee, and the Access Person may be subject to disciplinary action. For purposes of this prohibition, each personal transaction in the Covered Security will begin a new 60 calendar day period. As an illustration, if Investment Personnel purchase 1000 shares of Omega Corporation on June 1st, 500 shares on July 1st, and 250 shares on August 1st, the profiting from the sale of the 1000 shares purchased on June 1st is prohibited for any transaction prior to October 1st (i.e., 60 calendar days following August 1st).

In circumstances where a personal transaction in Covered Securities within the proscribed period is involuntary (for example, due to unforseen corporate activity, such as a merger), Investment Personnel must notify the designated officer of the investment adviser of the Funds. In circumstances where Investment Personnel can document personal exigencies, the designated officer of the investment adviser of the Funds (or his or her designee) may grant an exemption from the prohibition of profiting in the purchase and sale, or sale and purchase, of the same (or equivalent) Covered Securities within 60 calendar days.

(i)

All Investment Personnel are prohibited from receiving any gift, favor, preferential treatment, valuable consideration, or other thing of more than a de minimis value in any year from any person or entity from, to or through whom the Funds purchase or sell Covered Securities, or from any issuer of Covered Securities. This prohibition does not apply to:

(i)	salaries, wages, fees or other compensation paid, or expenses paid or reimbursed, in the usual scope of an Access Person’s employment;

(ii)	the acceptance of meals, refreshments or entertainment of reasonable value in the course of a meeting or other occasion, the purpose of which is to hold bona fide business discussions;

(iii)	the acceptance of advertising or promotional material of nominal value, such as pens, pencils, note pads, key chains, calendars and similar items;

(iv)	the acceptance of gifts, meals, refreshments, or entertainment of reasonable value that are related to commonly recognized events or occasions, such as a promotion, new job, Christmas, or other recognized holiday; or

(v)	the acceptance of awards, from an employer to an employee, for recognition of service and accomplishment.

For purposes of the above limitation, “de minimis value” is equal to $100 or less.

(j)	All Investment Personnel are prohibited from serving on the boards of directors of any Public Company, absent express prior authorization from an officer designated by the investment adviser of the Funds. Authorization to serve on the board of a Public Company will be granted in instances where the designated officer of the investment adviser of the Funds determines that such board service would be consistent with the interests of the Funds and their shareholders. In the relatively small number of instances where prior approval to serve as a director of a Public Company is granted, Investment Personnel have an affirmative duty to recuse themselves from participating in any deliberations by the Funds regarding possible investments in the Covered Securities issued by the Public Company on whose board the Investment Personnel sit.

4.	Exempted Transactions

The prohibitions of Section 3 of this Code shall not apply to:

(a)	Purchases or sales effected in any account over which the Access Person has no direct or indirect influence or control.

(b)	Purchases or sales which are non-volitional on the part of either the Access Person or the Funds, subject to the provisions of Section 3.(h) of this Code.

(c)	Purchases which are part of: an automatic dividend reinvestment plan; or an automatic payroll deduction plan, whereby an employee purchases Covered Securities issued by an employer.

(d)	Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its Covered Securities, to the extent such rights were acquired from such issuer, and any sales of such rights so acquired.

5.	Reporting

(a)	Every Access Person shall submit to the Secretary for the Funds or, in the case of the Disinterested Trustees, to legal counsel for the Funds, the reports described in Sections 5.(b) through 5.(d) of this Code, except that:

(i)	any Access Person of the Funds who is also an access person of the investment adviser, principal underwriter or a contractual service provider of the Funds may submit reports required by this Code to such investment adviser, principal underwriter or contractual service provider in lieu of submitting reports under this Code, provided that such reports contain substantially the same information as called for by this Code and comply with the requirements of Rule 17j-1(d)(1) under the 1940 Act;

(ii)	a Disinterested Trustee of the Funds who would be required to make a report solely by reason of being a Fund trustee need not submit the reports required by Sections 5.(b) and 5.(d) and need not submit reports required by Section 5.(c) unless such trustee knew or, in the ordinary course of fulfilling his or her official duties as a trustee of the Funds, should have known that, during the 15-day period immediately preceding or following the date of the transaction in a Covered Security, such Covered Security was purchased or sold by the Funds or was being considered for purchase or sale by the Funds or its investment adviser. Legal counsel shall report to the Board of Trustees any reports received under this Code; and

(iii)	a person who has no direct or indirect influence or control over transactions effected for the Funds need not submit the reports required by Section 5.

(b)	Initial Holdings Report. Each person becoming an Access Person shall, no later than 10 days after becoming an Access Person, submit a report to the Secretary of the Funds containing the following information (which information must be current as of a date no more than 45 days prior to the date the person became an Access Person):

(i)	the title, number of shares and principal amount of each Covered Security in which the Access Person had any direct or indirect beneficial ownership when the person became an Access Person;

(ii)	the name of any broker, dealer or bank with whom the Access Person maintains an account in which any Covered Securities are held for the direct or indirect benefit of the Access Person as of the date the person became an Access Person; and

(iii)	the date the report is submitted by the Access Person.

Reports need not provide information with respect to Covered Securities over which the Access Person had no direct or indirect influence or control at the time he or she became an Access Person.

(c)	Quarterly Transaction Reports. Each Access Person shall, no later than 30 calendar days after the end of each calendar quarter, submit a report to the Secretary for the Funds, or in the case of the Disinterested Trustees to legal counsel for the Funds, showing all transactions by the Access Person in Covered Securities during the quarter in which the person had any direct or indirect beneficial ownership. The report shall be dated and signed by the Access Person submitting the report, and shall contain the following information:

(i)	the date of the transaction, the title, the interest rate and maturity date (if applicable), the number of shares, and the principal amount of each Covered Security involved;

(ii)	the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

(iii)	the price of the Covered Security at which the transaction was effected;

(iv)	the name of the broker, dealer or bank with or through whom the transaction was effected;

(v)	if there were no personal transactions in Covered Securities during the period, either a statement to that effect or the word “None” (or some similar designation);

(vi)	if an account was established during the quarter which holds Covered Securities for the direct or indirect benefit of the Access Person:

(1)	the name of the broker, dealer or bank with whom the Access Person established the account; and

(2)	the date the account was established.

A transaction need not be reported pursuant to this Section 5.(c) if it (i) would duplicate information contained in broker confirmations or account statements previously received by the Secretary of the Funds or legal counsel, as applicable, or (ii) is effected pursuant to an Automatic Investment Plan.

(d)	Annual Holdings Reports. All Access Persons shall, no later than 45 days after the end of the calendar year, submit a report to the Secretary of the Funds containing the following information, current as of the end of the calendar year:

(i)	the title, number of shares and principal amount of each Covered Security in which the Access Person had any direct or indirect beneficial ownership;

(ii)	the name of any broker, dealer or bank with whom the Access Person maintained an account in which any Covered Securities were held for the direct or indirect benefit of the Access Person; and

(iii)	the date the report is submitted by the Access Person.

(e)	Broker Confirmations. Every Access Person, other than a Disinterested Trustee, shall direct his or her broker(s) to forward to the Secretary of the Funds, on a timely basis, duplicate copies of confirmations of all personal transactions in Covered Securities (other than those personal transactions in Covered Securities exempted under Section 4 of this Code) effected for any account in which such Access Person has any direct or indirect beneficial ownership interest or periodic statements relating to any such account.

(f)	Annual Certifications. All Access Persons are required, on an annual basis, to certify that they have received and read the provisions of this Code. Such certification shall also include a statement that the Access Person has complied with the requirements of this Code and that the Access Person has disclosed or reported all personal transactions in Covered Securities that are required to be disclosed or reported pursuant to the requirements of this Code.

(g)	The Funds, the investment adviser of the Funds, the principal underwriter of the Funds and a Fund’s contractual service provider referenced in Section 2 shall, not less frequently than annually, furnish the Board of Trustees of the Funds with a written report that:

(i)	describes any issues arising under its Code of Ethics or related procedures since the last report to the Board of Trustees, including, but not limited to, information about material violations of such Code or related procedures and sanctions imposed in response; and

(ii)	certifies that the Funds, the investment adviser of the Funds, the principal underwriter of the Funds or the contractual service provider of the Funds , as applicable, has adopted procedures reasonably necessary to prevent its Access Persons from violating its Code of Ethics.

6.	Sanctions

Upon discovering a violation of this Code, the Board of Trustees of the Funds may impose such sanctions as it deems appropriate. The filing of any false, incomplete or untimely reports, as required by Section 5 of this Code, may (depending on the circumstances) be considered a violation of this Code.

7.	Records

This Code of Ethics, records of any violations of this Code and any actions taken as a result of such violations, a copy of each Initial Holdings Report, Quarterly Transaction Report and Annual Holdings Report submitted under this Code (including any information provided in lieu of such reports), a list of all persons required to submit reports under this Code, and copies of reports to the Board of Trustees required pursuant to Section 5.(g) shall be preserved in accordance with the requirements of Rule 17j-1.

As Amended by the Board of Trustees of

The Huntington Funds

Huntington VA Funds

November 4, 2004, and May 4, 2006

DET01\ 238539.5

ID\ PRR

THE HUNTINGTON FUNDS

CODE OF ETHICS FOR PRINCIPAL EXECUTIVE AND

PRINCIPAL FINANCIAL OFFICERS

I.	Covered Officers/Purpose of this Code

The Board of Trustees (“Board”) of The Huntington Funds (the “Company” or the “Fund”) has adopted this Code of Ethics (this “Code”) for the Company’s Principal Executive Officer (“PEO”) and Principal Financial Officer (“PFO”, and together with the PEO, the “Covered Officers,” each of whom is identified in Exhibit A) for the purpose of promoting:

•	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•

full, fair, accurate, timely and understandable disclosure in reports and documents that a registrant files with, or submits to, the Securities and Exchange Commission (“SEC”) and in other public communications made by the Company;

•	compliance with applicable laws and governmental rules and regulations;

•	the prompt internal reporting of violations of this Code to an appropriate person or persons, as identified herein; and

•	accountability for adherence to this Code.

Each Covered Officer should adhere to a high standard of business ethics and should be sensitive to situations that may give rise to apparent as well as actual conflicts of interest.

II.	Covered Officers Should Handle Ethically Actual and Apparent Conflicts of Interest

Overview. A “conflict of interest” occurs when a Covered Officer’s private interest interferes with the interests of, or his service to, the Company. For example, a conflict of interest would arise if a Covered Officer, or a member of his family, receives improper personal benefits as a result of his position in the Company.

Conflicts Arising From Relationships with Service Providers. Certain conflicts of interest arise out of the relationships between Covered Officers and the Company and already are subject to conflict of interest provisions in the Investment Company Act of 1940 (the “Investment Company Act”). For example, Covered Officers may not individually engage in certain transactions (such as the purchase or sale of securities or other property) with the Company because of their status as “affiliated persons” of the Company. Each Covered Officer is an employee of one or more companies that serve as the Company’s investment adviser, principal underwriter, administrator, transfer agent, custodian or accountant (any such company, and any company that controls, is controlled by or under common control with such company, referred to herein as a “Service Provider”). The Company’s and the Service Providers’ compliance programs and procedures are designed to prevent, or identify and correct, violations of these provisions. This Code does not, and is not intended to, repeat or replace these programs and procedures, and such conflicts fall outside of the parameters of this Code.

Although typically not presenting an opportunity for improper personal benefit, conflicts may arise from, or as a result of, the contractual relationship between the Company and a Service Provider of which the Covered Officers are also officers or employees. As a result, this Code recognizes that the Covered Officers will, in the normal course of their duties (whether formally for the Company or for a Service Provider, or for both), be involved in establishing policies and implementing decisions which will have different effects on the applicable Service Provider and the Company. The participation of the Covered Officers in such activities is inherent in the contractual relationship between the Company and the applicable Service Provider and is consistent with the performance by the Covered Officers of their duties as officers of the Company and, if addressed in conformity with the provisions of the Investment Company Act, will be deemed to have been handled ethically. In addition, it is recognized by the Board that the Covered Officers may also be officers or employees of one or more other investment companies covered by this Code or other codes of ethics.

Other Conflicts of Interest. Other conflicts of interest are covered by this Code, even if such conflicts of interest are not subject to provisions in the Investment Company Act. The following list provides examples of conflicts of interest under this Code, but Covered Officers should keep in mind that these examples are not exhaustive. The overarching principle is that the personal interest of a Covered Officer should not be placed improperly before the interest of the Company.

Each Covered Officer must not:

•

use his personal influence or personal relationships improperly to influence investment decisions or financial reporting by the Company whereby the Covered Officer would benefit personally to the detriment of the Company;

•	cause the Company to take action, or fail to take action, for the individual personal benefit of the Covered Officer rather than for the benefit of the Company; or

•

use material non-public knowledge of portfolio transactions made or contemplated for the Company to trade personally or cause others to trade personally in contemplation of the market effect of such transactions.

III.	Disclosure & Compliance

•	Each Covered Officer should familiarize himself with the disclosure requirements generally applicable to the Company;

•

each Covered Officer should not knowingly misrepresent, or cause others to misrepresent, facts about the Company to others, whether within or outside the Company, including to the Board and the Company’s auditors, and to governmental regulators and self-regulatory organizations;

•

each Covered Officer should, to the extent appropriate within his area of responsibility, consult with other officers and employees of the Company and the Company’s adviser, subadviser(s) (if applicable) and administrator with the goal of promoting full, fair, accurate, timely and understandable disclosure in the reports and documents the Company files with, or submit to, the SEC and in other public communications made by the Company; and

•	it is the responsibility of each Covered Officer to promote compliance with the standards and restrictions imposed by applicable laws, rules and regulations.

IV.	Reporting and Accountability

Each Covered Officer must:

•	upon adoption of this Code (or thereafter as applicable, upon becoming a Covered Officer), affirm in writing to the Board that he has received, read, and understands this Code;

•	annually thereafter affirm to the Board that he has complied with the requirements of this Code;

•	not retaliate against any employee or Covered Officer or their affiliated persons for reports of potential violations that are made in good faith;

•	notify the Company’s Qualified Legal Compliance Committee (“QLCC”) promptly if he knows of any violation of this Code. Failure to do so is itself a violation of this Code; and

•	report at least annually any change in his affiliations from the prior year.

The QLCC is responsible for applying this Code to specific situations in which questions are presented under it and has the authority to interpret this Code in any particular situation.

The Company will follow these procedures in investigating and enforcing this Code:

•	the QLCC will take all appropriate action to investigate any potential violations reported to it and, in its discretion may report such potential violations to the PEO and/or PFO;

•	if, after such investigation, the QLCC believes that no material violation has occurred, the QLCC is not required to take any further action;

•

if the QLCC concurs that a material violation has occurred, it will inform and make a recommendation to the Board, which will consider appropriate action, which may include review of, and appropriate modifications to, applicable policies and procedures; notification to appropriate personnel of the applicable Service Provider or its board; or a recommendation to dismiss the Covered Officer; and

•	any changes to this Code will, to the extent required, be disclosed as provided by SEC rules.

V.	Other Policies and Procedures

This Code shall be the sole code of ethics adopted by the Fund for purposes of Section 406 of the Sarbanes-Oxley Act of 2002 and the rules and forms applicable to registered investment companies thereunder. Insofar as other policies or procedures of the Fund or a Service Provider govern or purport to govern the behavior or activities of the Covered Officers who are subject to this Code, they are superceded by this Code to the extent that they conflict with the provisions of this Code. The Fund’s and the Service Providers’ codes of ethics under Rule 17j-1 under the Investment Company Act and the Fund’s adviser’s more detailed policies and procedures are separate requirements applying to the Covered Officers and others, and are not part of this Code.

VI.	Amendments

Any amendments to this Code, other than amendments to Exhibit A, must be in writing and approved or ratified by a majority vote of the Board, including a majority of independent directors/trustees.

VII.	Confidentiality

All reports and records prepared or maintained pursuant to this Code will be considered confidential and shall be maintained and protected accordingly. Except as otherwise required by law or this Code, such matters shall not be disclosed to anyone other than the appropriate board and its counsel, the Fund’s investment adviser and the respective Service Providers.

VIII.	Internal Use

This Code is intended solely for the internal use by the Fund and does not constitute an admission, by or on behalf of the Company, as to any fact, circumstance, or legal conclusion.

Adopted May 4, 2006